Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-3 of EQT Corporation of our report dated September 24, 2021, relating to the combined financial statements of ARD Operating, LLC and Alta Marcellus Development, LLC as of June 30, 2021 and 2020, and for the years then ended, appearing in the Current Report on Form 8-K of EQT Corporation dated September 28, 2021, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Moss Adams LLP

Houston, Texas

September 16, 2022